Exhibit 10.16

Data Agreement

This Data Agreement (“Agreement”) is entered into this 20th day of July, 2015 (“Effective Date”) by and between TiGenix NV, a Belgian company having an address at Haasrode Researchpark 1724, Romeinse straat 12 bus 2, 3001 Leuven, Belgium (“TiGenix”), and Regentis Biomaterials, Ltd., an Israeli company with an address at 12 Ha’ilan Street, Northern Industrial Zone, P.O. Box 260, Or-Akiva 3060000, Israel (“Regentis”). TiGenix and Regentis are each individually referred to in this Agreement as a “Party” and collectively referred to in this Agreement as the ‘‘Parties.”

WHEREAS, the Parties previously entered into a Memorandum of Understanding dated April 4, 2014 (the “MOU”), attached hereto as Attachment l;

WHEREAS, TiGenix desires to provide Regentis data from the full study report, including the raw data of a clinical study on approximately 56 patients followed for up to sixty (60) months, comprising the microfracture control for the ChondroCelect comparative study, as described in the literature by Saris et al. (Am. J. Sports Med. V.27, 10S-19S, 2009) (the “Study”). The Study described by Saris et al. is the clinical trial that was conducted pursuant to TiGenix’ protocol encoded TIGACT0l and entitled “Prospective Multicenter Randomized Controlled Trial of ChondroCelect® (Via Autologous Chondrocyte Implantation) vs Microfracture in the Repair of Symptomatic Cartilaginous Defects of the Femoral Condyles”;

WHEREAS, Regentis desires to license the electronic Study database(s) (with audit trail), raw data, MRI scans, scans of histological slides, study protocol(s) and all amendments and extensions thereto, ethics committee approvals, audit reports, individual subject case report forms (“CRFs”), surgical report forms, follow-up evaluations, summary reports and related statistical analyses relating to the Study, including its extensions (collectively, the “Data”);

WHEREAS, TiGenix has agreed to provide such Data to Regentis, and Regentis has agreed to receive and use such Data, all subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.	Data. TiGenix will provide Regentis with an electronic copy of the Data in a mutually acceptable format.

2.	Purpose. The Data will be accessed and used by Regentis for any purpose including, but not limited to, use in connection with regulatory filings for Regentis’ products (the “Purpose”), except that Regentis’ use of the Data shall be subject only to the limitations set forth in Section 10. For avoidance of doubt, the parties acknowledge that certain information regarding the Study, including Study results, is already in the public domain, such as in the literature by Saris et al. (Am. J. Sports Med. V.27, 10S-19S, 2009). TiGenix further acknowledges and agrees that Regentis is free to use such information already in the public domain for any purpose, without limitation.

3.	Rights to Use Data. TiGenix hereby grants to Regentis under the terms and conditions hereof, a non-royalty-bearing, paid-up (subject to Section 6), worldwide (subject to Section 10) non-exclusive right and license to use the Data during the Term for the Purpose. The “Term’’ of this Agreement will be thirty (30) years from the Effective Date. For avoidance of doubt, the termination or early expiration of this Agreement will not require Regentis to (i) extract or redact any Data from a regulatory filing or submission made prior to the effective date of termination or expiration; or (ii) cease or otherwise diminish its reliance on such prior-made filings that include, reference or otherwise use of the Data.

4.	Covenant not to Sue. Regentis agrees not to sue TiGenix under any claim of any issued patent owned by Regentis, for so long as such claim remains valid, as long as (i) the Data is the primary evidentiary support for such claim, and(ii) the infringing conduct of TiGenix is solely for the furtherance of the research, development and commercialization of treatments for cartilage regeneration in the knee.

5.	Other Records/On-Site Files. TiGenix agrees to retain in a safe and secure location at least one (1) copy of the Trial Master File, all paper/original CRFs from the Study and a copy of each of TiGenix’ Standard Operating Procedures used during the Study as well as originals of Study-related materials, including, each version of the Study protocol and any related amendments, the Clinical Study Report, the Data Management Plan, the Statistical Analysis Plan, histological slides, MRI images, audit/inspection reports and the Study database(s) (the “Other Records”) for a period of at least ten (10) years from the Effective Date of this Agreement. In no event will TiGenix dispose of any Other Records without first giving Regentis sixty (60) days’ prior written notice of its intent to do so and an opportunity to transfer the Other Records to Regentis or its designee, at Regentis’ reasonable shipping expense. Upon such transfer, TiGenix grants to Regentis the same right to use the Other Records that applies to the Data. TiGenix will ensure that Regentis and its designees and any governmental authority have access to the Other Records for audit and inspection purposes at all times the Other Records are in TiGenix’ possession, custody or control. TiGenix will grant Regentis, Regentis’ designees and any governmental authority such access to the Other Records, upon Regentis’ request. Further, TiGenix will exercise any contractual right it may have to prevent the destruction of Study files maintained by the Sites (defined below) that participated in the conduct of the Study (“On-Site Files”), and, regardless of whether such right exists, will request the Sites not to destroy or discard On-Site Files and will arrange for continued storage, at Regentis’ reasonable expense, of such files (at the end of a Site’s existing storage obligation), unless a Site refuses. TiGenix will, within the limits of its contractual rights, or if there is no contractual right, within the limits of the Sites’ consents, ensure Regentis and its designees and any governmental authority have access to On-Site Files for audit and inspection purposes.

6.	Funding. In full consideration of the rights granted by TiGenix in Section 3, Regentis shall pay to TiGenix the fees set forth below upon occurrence of the trigger events specified below. Regentis shall notify TiGenix promptly of the occurrence of a trigger event, and TiGenix may invoice Regentis for the applicable amount upon receipt of such notice. TiGenix will invoice Regentis for all amounts due in United States Dollars. All payments for triggering events so notified by Regentis will be made by Regentis within thirty (30) days after its receipt of such an invoice.

Trigger Event	Amount
• Upon execution of this Agreement by both Parties (Pursuant to Section 8 of the MOU, the US $180,000 previously paid by Regentis to TiGenix will be credited against this payment)	us $400,000.00
Upon the first submission by Regentis to the US Food and Drug Administration ("FDA") of a pre-market approval submission incorporating the Data for approval of a Regentis product	us $400,000.00
Total	USD $800,000.00

7.	Investigators’ Personal Data. TiGenix acknowledges that Regentis may need to demonstrate the qualifications and credentials of the individuals who performed the Study and collected the Data on TiGenix’ behalf (the “Study Personnel”). Accordingly, TiGenix will, within sixty (60) days of executing this Agreement, exercise reasonably diligent and good faith efforts to contact each of the principal investigators of each of the Sites (defined below) to obtain each of their consents for Regentis to contact them directly for the purpose described in this Section.

8.	Representations and Warranties. TiGenix represents, warrants and covenants that:

(a)   TiGenix has the full and unencumbered right to provide the Data to Regentis pursuant to this Agreement, and such provision does not conflict with any agreement, arrangement or obligations that TiGenix may have with or to any third party or under any applicable law. Further, TiGenix will not enter into any agreement, arrangement or obligation with any third party that will in any way diminish or alter Regentis’ right to use the Data as set forth in Section 0.

(b)   At the time that TiGenix engaged the entities and individuals that conducted the Study on its behalf, including participating hospitals, principal investigators, other Study Personnel, medical service providers and specialists (collectively, the “Sites”), it took reasonable efforts (as described in Subsection (d) below), to ensure that the collection and the storage of the Data be, at all times relevant, in accordance with all applicable provisions of any and all national, international and local laws, rules, regulations, directives, and orders (collectively, “Applicable Law”). Such reasonable efforts included that TiGenix obligated the Sites by contract to collect and store the Data in accordance with Applicable Law. To the best of TiGenix’ knowledge, no Data was collected or stored in contravention of any Applicable Law. Any Data collected directly by TiGenix was collected in accordance with Applicable Law. Further, as it relates to the Data in TiGenix’ possession, TiGenix represents, warrants and covenants that such Data has been and will continue to be stored in accordance with Applicable Law.

(c)   TiGenix will only provide Data to Regentis in a form that does not include information that could be used to identify such Study subjects.

(d)   At the time TiGenix engaged the Sites, TiGenix used reasonable efforts to ensuret hat such individuals and entities were qualified and eligible to perform their respective roles in the Study and that each remained so qualified and eligible at all times during their performance of the Study. Using reasonable efforts under this Section 8 means using efforts consistent with industry standard practice for biopharmaceutical companies similarly situated to TiGenix and engaging in similar activities. To the best of TiGenix’ knowledge, all individuals that conducted the Study on its behalf were qualified and eligible to do so at all times relevant to their performance of the Study, including at all times any such individual was involved in the collection of the Data. Further, to the best of TiGenix’ knowledge, no individual or entity involved in the collection of the Data was during their involvement with the collection of the Data (i) disqualified by any governmental or regulatory authority from performing specific services; or (ii) convicted of a criminal offense related to the provision of healthcare items or services.

(e) Should TiGenix learn of anything that would make any of the representations in this Section 8 untrue, it will promptly inform Regentis.

9.	Confidential Information.

(a)   Definition. “Confidential Information” means any and all scientific, technical, business, regulatory, or financial information in whatever form (written, oral, electronic or visual) that (i) is labeled or identified as “confidential” or “proprietary” at the time of disclosure or within fifteen (15) days thereafter or (ii) a reasonable person in the life sciences industry would understand to be confidential or proprietary. Confidential Information may be delivered or otherwise disclosed toa Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”). Confidential Information is, and will remain, the sole property of the Disclosing Party.

(b)   Confidentiality. Except pursuant to the exercise of the rights granted to Regentis under Sections 3 and as permitted in this Section 9, the Receiving Party agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of the Disclosing Party; (ii) use Confidential Information solely in connection with the furtherance of the purposes of this Agreement; (iii) treat Confidential Information with no less than a reasonable degree of care; and (iv) reproduce Confidential Information solely to the extent necessary to accomplish the purposes of this Agreement, with all such reproductions being considered Confidential Information. These obligations of non-disclosure and non-use will survive any expiration or termination of this Agreement and continue in full force and effect for a period of five (5) years from the date of expiration or termination of this Agreement.

(c)   Permitted Disclosures. Receiving Party may provide Confidential Information received by it solely to its directors, officers, employees and contractors on a need-to-know basis who are subject to confidentiality obligations that are no less restrictive than those terms found in this Agreement; provided, that Receiving Party remains responsible for the compliance of such personnel with the non-use, non-disclosure obligations of this Agreement. In addition, unless expressly prohibited by this Agreement, a Party may disclose any portion of the Confidential Information of the Disclosing Party as may be necessary (i) for any regulatory filing with any governmental authority, (ii) the filing and prosecution of patent applications or (iii) as required by a valid order of a court or governmental authority or applicable law or applicable regulations, provided that, in the case of clause (iii)only, the Receiving Party shall (A) provide the Disclosing Party with prompt notice and may disclose only that portion of the Disclosing Party’s Confidential Information that it is compelled to so disclose and, (B) cooperate with the Disclosing Party in any attempt to obtain an appropriate protective order or other reliable assurance of confidential treatment. In addition, a Party may disclose any portion of the Confidential Information of the other Party as necessary to a bona fide third party collaborator or to a potential third party collaborator with respect to which bona fide due diligence and term sheet discussions are underway, and to any actual or potential investor or acquirer, in each case, under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement and provided that such third party collaborator or investor or acquirer is not a Competitor of TiGenix. For the purposes of this Section, a “Competitor of TiGenix” shall mean a third party that is actually known by Regentis or should be known by Regentis following reasonable inquiry at the time Regentis discloses TiGenix’ Confidential Information to develop or market treatments for cartilage regeneration in the knee in the Territory (defined below). Notwithstanding the foregoing, if Regentis enters into discussions with potential investors or acquirers and such discussions progress to the point where Regentis and such parties have signed a term sheet subject to due diligence of the Data, Regentis may, without breaching this Agreement, permit such potential investors or acquirers, including Competitors of TiGenix, to view the Data, such viewing limited to a visual inspection without the possibility to make copies or otherwise remove the Data from Regentis’ possession.

(d)   Exceptions. Receiving Party’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that the Receiving Party can demonstrate, by competent proof:

(i)	was known by Receiving Party at the time of disclosure;
(ii)	is in or becomes part of the public domain, except by breach of this Agreement by Receiving Party;
(iii)	is rightfully received by Receiving Party from a third party who has no obligation of confidence to Disclosing Party; or
(iv)	is independently developed by Receiving Party without reference to or reliance upon Disclosing Party’s Confidential Information.

(e)   Publications. Without in any way limiting the Purposes for which Regentis may use the Data as set forth in Section 2, the Parties acknowledge that a purpose for which Regentis expects to use the Data is as the control arm of clinical studies sponsored by Regentis or performed by third parties with Regentis’ support. TiGenix agrees that Regentis and researchers participating in such studies may publish the results in recognized journals or otherwise; provided that (i) any proposed publication including Data as the control will be submitted to TiGenix for review at least thirty (30) days before it is submitted for publication; (ii) upon TiGenix’ request the proposed publication will be delayed for up to an additional thirty (30) days to enable TiGenix to seek patent protections; and (iii) any publication including Data or based on the Data shall reference TiGenix. To remove doubt, a publication will not have to reference TiGenix in the event it only references or cites information that at the time of such publication is already available through the public domain. Further, Regentis may, without TiGenix’ prior review or approval, publish summaries of the studies’ results for any purpose, including in its marketing materials.

10.	Restrictions on Data Use. Regentis may not use the Data in applications to regulatory or other authorities in the Territory for any approval of a product that competes or is likely to compete, directly or indirectly, with ChondroCelect® indicated for the repair of knee cartilage lesions (“Competing Product”) in the Territory. “Territory” means the actual members as of the Effective Date of the European Union, Finland, Switzerland, Norway, Russia, Turkey, Iran, Iraq, Saudi Arabia, Yemen, Syria, UAE (United Arab Emirates), Jordan, Lebanon, Oman, Kuwait, Qatar, Bahrain, Egypt, Algeria, Libya, Morocco, Sudan, Tunisia and Western Sahara. In seeking approval from a Territory authority for a Competing Product, Regentis may not use or rely on an approval or opinion issued by a regulatory authority outside the Territory, to the extent such approval or opinion is based on the Data. In addition, Regentis may not use the Data for the commercialization in the Territory of Competing Products that do not require approval of a regulatory or other authority. Nothing in this Agreement will be deemed to limit Regentis’ right to use the Data in applications to any regulatory or other authorities outside of the Territory for development or approval of products.

11.	No Rights; Limitation of Liability

(a)   No Rights to Intellectual Property. Nothing in this Agreement grants to a Party by implication, estoppel, or otherwise any rights to the other Party’s data or intellectual property, except as explicitly set forth in this Agreement.

(b)   No Additional Warranties. REGENTIS ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE DATA PROVIDED BY TIGENIX IS EXPERIMENTAL IN NATURE AND IS PROVIDED “AS IS.” EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, TIGENIX HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE DATA, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE RELATING TO THE DATA.

(c)  Damages. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO (I) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; (II) AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 9; OR (III) A BREACH BY TIGENIX OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8. NOTHING IN THIS SECTION 11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY.

(d)   Limitation. EXCEPT WITH RESPECT TO (I) FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT BY TIGENIX; OR (II) BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 9 OR (III) BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SUBSECTION (a) OF SECTION 8; REGENTIS HEREBY AGREES THAT TO THE FULLEST EXTENT PERMITTED BYLAW, TIGENIX’ DIRECT LIABILITY TO REGENTIS, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANYWAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO STRICT LIABILITY, SHALL NOT EXCEED THE TOTAL AMOUNT PAYABLE BY REGENTIS TO TIGENIX UNDER THE AGREEMENT. NOTHING IN THIS SECTION 11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY.

12.	Indemnification; Insurance and Remedies.

(a)   Regentis Indemnification. Regentis will indemnify, defend and hold harmless TiGenix and its trustees, officers, employees, contractors and agents (the “TiGenix Indemnitees”), against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (i) Regentis’ use of the Data (except to the extent such claims result from any TiGenix Indemnitee’s material breach of this Agreement or any representation or warranty under this Agreement, or a TiGenix Indemnitee’s gross negligence or willful misconduct); (ii) any Regentis Indemnitee’s (as defined in Section 12(b)) fraud, gross negligence or willful misconduct in exercising its rights or performing obligations under this Agreement; or (iii) Regentis’ material breach of this Agreement or failure to comply with applicable laws or regulations.

(b)   TiGenix Indemnification. TiGenix will indemnify, defend and hold harmless Regentis and its trustees, officers, employees, contractors and agents (the “Regentis Indemnitees”) against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (i) TiGenix Indemnitee’s fraud, gross negligence or willful misconduct in exercising its rights or performing obligations under this Agreement; or (ii) TiGenix’ material breach of this Agreement or any representation or warranty under this Agreement, or failure to comply with applicable laws or regulations.

(c)   Indemnification Procedures. Each Party must notify the other Party within thirty (30) days after receipt of any claims made for which the other Party might be liable under Section 12(a) or 12(b), as applicable. The indemnifying Party will have the sole right to defend, negotiate, and settle such claims. The indemnified Party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying Party will have final decision-making authority regarding all aspects of the defense of the claim. The indemnified Party will provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party. No Party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified Party will not unreasonably withhold or delay such consent.

(d)   Insurance. Each Party will carry, with financially sound and reputable insurers, insurance coverage (including, worker’s compensation (if applicable, at least at statutory limits) and comprehensive liability coverage with contractual liability) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses. Upon a Party’s request, the other Party will provide the requesting Party with a certificate of insurance evidencing its insurance coverage.

13.	Study Subject Information. Regentis agrees that no attempt will be made to use the information contained in the Data in order to identify or initiate contact with Study subjects.

14.   Term; Termination. This Agreement shall commence on the Effective Date and shall continue in effect for the Term unless terminated in accordance with this Section 14. Regentis may terminate this Agreement upon thirty (30) days written notice, with or without cause. For the avoidance of doubt, in the event of termination by Regentis under this Section 14, Regentis will be liable for any due, but unpaid amounts owing to TiGenix pursuant to this Agreement and the MOU. TiGenix may terminate this Agreement only if Regentis fails to cure a material breach of this Agreement within sixty (60) days after receiving written notice from TiGenix of such breach. The confidentiality obligations set forth this Agreement shall be binding upon the Parties and shall survive for a period of five (5) years following expiration or earlier termination of this Agreement. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall cease, except (a) any previously accrued rights, and (b) the obligations set forth in Sections 3 (last sentence only), 4, 8, 9 (for a period of five years as set forth above), 10 through 19 and 21 shall all survive such termination or expiration. Notwithstanding anything to the contrary in this Section 14, upon any termination of this Agreement for any reason other than for Regentis’ material breach, Regentis shall not have any obligation to remove any Data or any materials based on Data from any regulatory filings made by Regentis prior to the effective date of termination.

15.	Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that: (i) either Party shall be entitled without the prior written consent of the other Party to assign this Agreement to an Affiliate or to any company to which such Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise, and (ii) TiGenix may assign the Agreement without the written consent of Regentis to a commercial partner to which TiGenix has assigned all relevant assets, including but not limited to the Data and all rights and resources necessary for such assignee to carry out TiGenix’ obligations under this Agreement; provided that in the case of an assignment under either (i) or (ii), the assignee will agree in writing to be bound by all the terms and conditions of this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. “Affiliate” means, with respect to either Regentis or TiGenix, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Regentis or TiGenix, as applicable. Such corporation or other entity shall be regarded as in control of another corporation or entity if it owns fifty percent (50%) or more or such other corporation or entity, or directly or indirectly controls fifty percent (50%) or more of the voting stock of such other corporation or entity.

16.	Entire Agreement. This Agreement and Sections 8 and 9 of the MOU constitute the entire and sole understanding and agreement between the Parties concerning the subject matter of this Agreement, superseding all prior negotiations or agreements, written or oral, regarding such subject matter including, but not limited to, all sections of the MOU other than Sections 8 and 9. Any amendment to this Agreement must be signed by authorized representatives of both Parties.

17.	Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof’, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “including” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation and shall be deemed to mean “including without limitation”. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

18.	Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the United Kingdom (without giving effect to principles of conflicts of laws that would require the application of any other law). The Parties agree to submit to the jurisdiction of the competent courts located in London and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

19.	Severability. In the event that any part of this Agreement is held to be invalid or unenforceable, the unenforceable part shall be changed and interpreted so as to best accomplish the objectives of such invalid or unenforceable provision and the intent of the Parties, within the limits of applicable law and the remaining parts will remain in full force and effect.

20.	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (I) and the same instrument.

21.	Electronic Signatures. Facsimile and/or electronic signatures are deemed equivalent to original signatures for the purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date first written above.

“Regentis”

REGENTIS BIOMATERIALS, LTD.

Signature:	/s/ Alastair Clemow

Printed Name:	Alastair Clemow

Printed Title:	President & CEO

“TiGenix”

TIGENIX NV

Signature:	/s/ Eduardo Bravo

Printed Name:	Eduardo Bravo

Printed Title:	CEO

ATTACHMENT 1

MEMORANDUM OF UNDERSTANDING

Memorandum of Understanding

Regentis Biomaterials (“Regentis”) wishes to obtain from TiGenix NV (“TiGenix”), and TiGenix is willing to provide Regentis, with a non-exclusive license to the full study report, including the raw data of a clinical study, on approximately 56 patients comprising the microfracture control for the ChondroCelect comparative study as described in the literature by Saris et al (Am.J.Sports Med. V.27, 10S-19S, 2009) (the “Data”) subject to the following terms and conditions.

Regentis and TiGenix (collectively the “Parties) recognize that before a definitive license agreement can be agreed upon, it will be necessary for Regentis to conduct an extensive due diligence of the Data. This will initially require an on-site visit of 2-3 days by Regentis to TiGenix’s facility in Leuven Belgium It is expected that at the most, a further site visit for 1-2 days may be required.

During this diligence period, the Parties shall have the following responsibilities:

TiGenix Responsibilities:

1.	TiGenix shall designate a contact person to act as liaison and assist Regentis in coordinating the on-site visit and related later phone and e mail communications if and when needed.

2.	TiGenix will provide Regentis access to all of the study Data and additional materials such as the study protocol(s), ethic committee approvals, individual patient case forms, surgical report forms, follow-up evaluations, summary reports and associated statistical analyses.

Regentis Responsibilities:

3.	Regentis shall designate a contact person to assist TiGenix in coordinating the on-site visit and related communications.

4.	Regentis shall endeavor to ensure that all due diligence activities do not burden or disrupt TiGenix personnel beyond the scope and reasonable measure of this process.

5.	The due diligence of the Data, carried out by Regentis or Its designated experts, will start, (the “Initiation Date”), no later than 10 working days following the signing of this Memorandum of Understanding (“MOU”).

6.	To close the transaction, the Parties will finalize a definitive agreement fully in line with the terms, background and spirit of this MOU

Terms:

7.	For the Initial period of due diligence, Regentis will pay TiGenix a non-refundable one-time payment of thirty thousand US dollars (US$30,000) immediately upon signing this MOU. This period (the ‘Initial Period”) shall last for 30 days from the Initiation Date. Five (5) working days prior to the expiration of the Initial Period, Regentis will inform TiGenix’s CEO bye-mail if it wishes to extend the due diligence by another 30 day period. For this, Regentis will remit an additional non-refundable payment of US$30,000. Regentis may elect to extend due diligence for further 30 day periods by notifying TiGenix and paying TiGenix additional monthly non-refundable payments of US$30,000 each, up to a maximum of 6 such payments. For clarification, the total of all such payments would be a maximum of US$180,000 for the maximum due diligence period of 180 days from Initiation Date.

Memorandum of Understanding	Page 2

8.	Following the due diligence phase, and at its sole discretion, should Regentis decide to enter into a definitive license, any such payments here above will be deducted from the next payment due from Regentis to TiGenix.

9.	Subject to the satisfactory completion of the due diligence stage, being at the sole discretion of Regentis, the Parties will negotiate a definitive agreement for the License whose essential terms shall consist of:

a.	A first payment of four hundred thousand US dollars (US$400,000) upon closing of the definitive agreement, net of any payments made to TiGenix during the due diligence period (the aggregate sum of all 30 day, US$30,000 payments made by Regentis to TiGenix).

b.	A second payment of four hundred thousand US dollars (US$400,000) payable upon submission by Regentis of its product for approval to FDA

c.	Upon the signing of the definitive agreement and closing thereto, Regentis will be the licensee, non exclusively, of the complete study report in all its possible parts obtained from TiGenix and free to use it for all purposes except with the European authorities.

Agreed to by:

/s/ Eduardo Bravo	/s/ Alastair Clemow
Eduardo Bravo	Alastair Clemow, Ph.D.
CEO & Managing Director	President & CEO
TiGenix NV	Regentis Biomaterials Ltd

Date:	Date:	4/4/14